Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REMEMBERS DEDICATED BOARD MEMBER S. LEE KLING

VAN NUYS, Calif. - July 31, 2008 - Electro Rent Corporation (NASDAQ:ELRC) today announced the passing of senior board member, S. Lee Kling. He was 79. Mr. Kling served on Electro Rent’s board for 11 years.

“It is with great sadness that we announce the passing of our esteemed colleague, S. Lee Kling,” said Daniel Greenberg, Electro Rent’s Chairman and CEO. “Lee was a man of outstanding accomplishment, remarkable conviction and uncommon character and we will greatly miss the wealth of business experience and political acumen he brought to our business, as well as his wise ways and persuasive counsel.”

Kling was an accomplished businessman who since 2002 was Chairman of the Board of the Kling Co., a merchant banking company. Kling’s career included 17 years as Chairman of the Board of Landmark Bancshares Corp., a St. Louis bank holding company. He also served on the board of directors of several publicly traded companies including National Beverage Corp.

Kling was a prominent Democratic fundraiser and businessman in St. Louis. Over his illustrious career, Kling held many state and federal positions, including serving under President Jimmy Carter as Democratic National Committee finance director and as chairman of the Missouri Highway and Transportation Commission. He received the Democratic National Committee’s Distinguished Service Award in 1982. In 1995, President Bill Clinton appointed Kling to head the Base Realignment and Closure Commission and in 1998, U.S. Representative Dick Gephardt asked him to head the Amtrak Reform Council. He was also appointed to the Missouri Veterans Commission and to the Missouri Development Finance Board by Missouri Governor Matt Blunt.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

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